Exhibit 3.1

CERTIFICATE OF OWNERSHIP

MERGING

PTGI NAME CHANGE, INC.

(a Delaware corporation)

INTO

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(a Delaware corporation)

(PURSUANT TO SECTION 253 OF THE

GENERAL CORPORATION LAW OF DELAWARE)

Primus Telecommunications Group, Incorporated, a corporation incorporated on February 4, 1994 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That this Corporation owns 100% of the capital stock of PTGI Name Change, Inc., a corporation incorporated on October 1, 2013 (the “Subsidiary”), pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), and that this Corporation, by resolutions of its Board of Directors duly adopted pursuant to an action by unanimous written consent, effective as of October 15, 2013, determined to and did merge into itself said PTGI Name Change, Inc., which resolutions are set forth below:

WHEREAS, this Corporation lawfully owns all the outstanding stock of the Subsidiary; and

WHEREAS, this Corporation desires to merge into itself the Subsidiary (the “Merger”) and to be possessed of all the estate, property, rights, privileges and franchises of the Subsidiary;

NOW, THEREFORE, BE IT RESOLVED, that this Corporation merge into itself the Subsidiary and assumes all of its obligations.

FURTHER RESOLVED, that an authorized officer of this Corporation be, and hereby is, directed to make and execute a certificate of ownership (the “Certificate of Ownership and Merger”) setting forth a copy of the resolutions to merge the Subsidiary and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of Delaware.

FURTHER RESOLVED, that at the Effective Time (as defined below), (i) the separate existence of the Subsidiary shall cease and the Corporation shall continue its existence as the surviving corporation of the Merger pursuant to provisions of the DGCL, (ii) each issued and outstanding share of capital stock of the Subsidiary shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor, and (iii) the Merger shall have the effects set forth in Section 259 of the DGCL.

FURTHER RESOLVED, that the Merger shall be effective as of the date and time of filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or such later date and time as shall be specified therein (such date and time of effectiveness, the “Effective Time”).

FURTHER RESOLVED, that the Board has determined that it is advisable and in the best interests of the Corporation to change the name of the Corporation in connection with the Merger.

FURTHER RESOLVED, that, in accordance with Sections 253(b) of the DGCL, the Corporation relinquishes its corporate name and assumes in place thereof the name “PTGi Holding, Inc.”

FURTHER RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said Merger.

SECOND: The Merger shall be effective at the time of filing of this Certificate of Ownership with the Secretary of State of the State of Delaware.

THIRD: Pursuant to Section 253(b) of the DGCL, at the Effective Time of the Merger, the name of the Corporation shall be changed to “PTGi Holding, Inc.”

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Certificate of Ownership and Merger has been executed as of October 15, 2013. The undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate of Ownership and Merger are true and correct of her own knowledge.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED,
a Delaware corporation

By:	/s/ Andrea L. Mancuso
Andrea L. Mancuso
Acting General Counsel & Corporate Secretary

Certificate of Ownership and Merger

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